Exhibit L
[Letterhead of Sutherland Asbill & Brennan LLP]
June 23, 2006
Pacesetter Capital Corp.
2435 North Central Expressway, Suite 200
Richardson, TX 75080

Re:	Pacesetter Capital Corp. Registration Statement on Form N-2
(File No. 333-133246)

Ladies and Gentlemen:
We have acted as counsel to Pacesetter Capital Corp., a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-133246) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of an aggregate of 4,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.01, together with any additional Shares that may be issued by the Company pursuant to Rule 462(b) under the Act (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement.
We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company’s Amended and Restated Articles of Incorporation, as amended to date and currently in effect, (ii) the Company’s Bylaws, as amended to date and currently in effect, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.
In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.
To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.
This opinion is limited to the Maryland General Corporation Law, and we express no opinion with respect to other laws of the State of Maryland or the laws of any other jurisdiction. The opinions expressed in this letter are based on our review of the Maryland General Corporation Law.

Pacesetter Capital Corp.
June 23, 2006

Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that the Shares, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SUTHERLAND ASBILL & BRENNAN LLP